                                                                    EXHIBIT 2.1


                    IN THE UNITED STATES BANKRUPTCY COURT
                    FOR THE SOUTHERN DISTRICT OF NEW YORK


In re                                 )    Chapter 11
                                      )
DECORATIVE HOME ACCENTS, INC.,        )    Case Nos.
a Delaware corporation; THE RUG       )
BARN, INC., a South Carolina          )
corporation; HOME INNOVATIONS,        )
INC., a Delaware corporation;         )    Jointly Administered
HOME INNOVATIONS, INC., a New         )
York corporation; DHA HOME,           )  This Document Applies to
INC., a Delaware corporation;         )          All Cases
R.A. BRIGGS AND COMPANY, an Il-       )
linois corporation; and               )
DRAYMORE MFG. CORP., a North          )
Carolina corporation,                 )
                                      )
               Debtors.               )
______________________________________


DEBTORS' JOINT PLAN OF REORGANIZATION DATED SEPTEMBER 29, 1997
--------------------------------------------------------------




Michael A. Morris and                       John Weiss and Thomas F. Berner
Thomas R. Kreller, Members of               Katten Muchin & Zavis
Stutman, Treister & Glatt                   1133 Avenue of the Americas
Professional Corporation                    New York, NY  10036
3699 Wilshire Blvd., 9th Floor
Los Angeles, CA  90010                      General Counsel for Debtors

Special Reorganization Counsel
for Debtors




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                              TABLE OF CONTENTS

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I.   INTRODUCTION..............................................................1

II.  DEFINITIONS, INTERPRETATION, AND RULES OF CONSTRUCTION....................2

     A.   Definitions..........................................................2

     B.   Interpretation, Rules Of Construction,
          Computation Of Time, And Choice Of Law..............................17

III. DESIGNATION OF CLASSES OF CLAIMS AND EQUITY
     INTERESTS................................................................19

     A.   Secured Claims......................................................20

     B.   Certain Priority Unsecured Claims...................................20

     C.   Unsecured Or Partially Secured Claims Without Priority..............20

     D.   Equity Interests And Related Rights.................................21

IV.  TREATMENT OF CLASSES OF CLAIMS, INTERESTS, AND
     UNCLASSIFIED CLAIMS OR INTERESTS.........................................22

     A.   Unclassified Claims.................................................22

          1.   Administrative Claims..........................................22

               a.   Generally.................................................22

               b.   Post-Petition Date Trade Claims...........................23

               c.   Administrative Claims Bar Date............................24

               d.   Administrative Expenses Incurred
                    After Confirmation Date...................................24

          2.   Treatment Of Priority Tax Claims...............................24

          3.   Treatment Of Intercompany And Affiliate Claims.................26
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     4.   Treatment Of Joint Liability Duplicate
          Claims Against Multiple Debtors
          (Including Guarantee Claims)........................................26

B.   Treatment Of Secured Claims..............................................27

     1.   Class 1A (Macpherson Meistergram, Inc.
          Secured Claim)......................................................27

     2.   Class 1B (Other Secured Claims).....................................28

C.   Treatment Of Certain Priority Unsecured Claims...........................29

     1.   Class 2 (Unsecured Priority Claims).................................29

D.   Treatment Of Unsecured And Partially Secured Claims......................30

     1.   Class 3 (General Unsecured Claims)..................................30

     2.   Class 4 (Senior Note Claims):.......................................31

E.   Treatment Of Equity Interests And Certain
     Rights Related Thereto...................................................32

     1.   Class 5A (Interests Based On the
          Redeemable Preferred Stock.)........................................32

     2.   Class 5B (Interests Of The Existing
          Common Stock):......................................................33

     3.   Class 5C (Equity Interests In TRB):.................................34

     4.   Class 5D (Equity Interests In HII):.................................34

     5.   Class 5E (Equity Interests In HII-New York):........................34

     6.   Class 5F (Equity Interests In DHAH):................................35

     7.   Class 5G (Equity Interests In Briggs):..............................35

     8.   Class 5H (Equity Interests In Draymore).............................35

     9.   Class 5I (Equity Interests Based Upon
          Options, Warrants, Etc.)............................................36

V.   TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES....................36

     A.   Assumption Of Executory Contracts And
          Unexpired Leases....................................................36
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     1.   Assumption Generally................................................36

     2.   Approval Of Assumptions.............................................37

     3.   Objections To Assumption Of Executory
          Contracts And Unexpired Leases......................................38

     4.   Objections To Proposed "Cure" Amounts...............................39

     5.   Payments Related To Assumption Of
          Executory Contracts And Unexpired Leases............................40

B.   Executory Contracts And Unexpired Leases To
     Be Rejected..............................................................41

C.   Bar Date For Rejection Damages...........................................42

D.   Contracts Entered Into On Or After
     The Petition Date........................................................42

VI.  EFFECTIVE DATE...........................................................43

     A.   Occurrence Of The Effective Date....................................43

     B.   Waiver Of Conditions................................................45

     C.   Failure Of The Effective Date.......................................45

VII. MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN.......................45

     A.   Issuance And Exercise Of Rights.....................................45

     B.   Issuance Of New Securities..........................................46

     C.   Cancellation Of Existing Securities And
          Agreements..........................................................47

     D.   Surrender Of Existing Securities....................................47

     E.   Retiree Benefits....................................................48

     F.   Management Employment Agreements....................................48

     G.   Employee Benefit Plans..............................................49

     H.   Stock Incentive Plan................................................49

     I.   Listing Of New Common Stock; Registration Of Securities.............50

     J.   New Certificates Of Incorporation And Bylaws........................51

     K.   Revesting Of Assets.................................................52
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     L.   Management Of Reorganized Debtors...................................52

     M.   Exemption From Certain Transfer Taxes...............................52

     N.   Applicability Of Sections 1125 And 1145 Of
          The Bankruptcy Code To New Common Stock And
          Other  Securities Issued Under The Plan.............................53

     O.   Objections To Claims................................................54

     P.   Discharge Of Debtors And Injunction.................................55

     Q.   Preservation Of Rights Of Action....................................58

     R.   Limitation Of Liability.............................................58

     S.   Maintenance Of Directors' And Officers
          Liability Insurance.................................................59

     T.   Allocation of Consideration.........................................60

VIII.  DISTRIBUTION...........................................................60

     A.   General.............................................................60

          1.   Disbursing Agents..............................................60

          2.   Transmittal Of Distributions To Parties
               Entitled Thereto...............................................61

          3.   No Fractional Shares...........................................62

          4.   Timing Of Distributions........................................63

          5.   Compliance With Tax Requirements...............................63

          6.   No Distributions On Account Of Disputed
               Claims Pending Allowance.......................................64

          7.   Treatment Of Contingent Claims.................................65

     B.   Undeliverable Distributions.........................................65

          1.   Holding And Investment Of Undeliverable
               Distributions..................................................65

          2.   Failure To Claim Undeliverable Distributions...................66

     C.   Estimation Of Unliquidated And Disputed Claims......................67

IX.  CONFIRMATION REQUEST.....................................................67
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X.   RETENTION OF JURISDICTION................................................67

     A.   Retained Jurisdiction...............................................67

     B.   Jurisdiction Over The New Securities................................70

XI.   MISCELLANEOUS PROVISIONS................................................69

     A.   Amendment And Modification Of The Plan..............................70

     B.   Withdrawal Or Revocation Of The Plan................................70

     C.   Section 1111(b)(2) Election.........................................71

     D.   Creditors' Committee................................................71

     E.   Successors And Assigns..............................................72

     F.   Severability Of Provisions Of The Plan..............................72
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                                      I.

                                 INTRODUCTION


     This "Debtors' Joint Plan of Reorganization Dated September 29, 1997" (the "Plan") is proposed by Decorative Home Accents, Inc., a Delaware corporation; The Rug Barn, Inc., a South Carolina corporation; Home Innovations, Inc., a Delaware corporation; Home Innovations, Inc., a New York corporation; DHA Home, Inc., a Delaware corporation; R.A. Briggs and Company, an Illinois corporation; and Draymore Mfg. Corp., a North Carolina corporation, the debtors and debtors in possession in the above-captioned, jointly administered cases pending under chapter 11 of the Bankruptcy Code (collectively, the "Debtors"), for the resolution of the Debtors' outstanding creditor Claims (as hereinafter defined) and Equity Interests (as hereinafter defined). Reference is made to the "Disclosure Statement to Accompany Debtors' Joint Plan of Reorganization" dated September 29, 1997 (the "Disclosure Statement") for (i) a discussion of the Debtors' history, business, results of operations, historical financial information, and projections, and (ii) a summary and analysis of the Plan. All creditors and holders of Equity Interests entitled to vote to accept or reject the Plan are encouraged to review the Disclosure Statement and the Plan before voting to accept or reject the Plan. To the extent that the Plan is inconsistent with the Disclosure Statement, the Plan will govern.



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



                                     II.

                         DEFINITIONS, INTERPRETATION,
                          AND RULES OF CONSTRUCTION

     A.   DEFINITIONS.

          In addition to those capitalized terms that are defined in other sections of the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the Plan:

          1. "ADMINISTRATIVE CLAIM" means a Claim for costs and expenses of administration under sections 503(b) or 507(b) of the Bankruptcy Code.

          2. "ALLOWED CLAIM" means a Claim against one or more of the Debtors to the extent that the Claim is allowed pursuant to the Plan, or (a) a proof of such Claim was (i) timely Filed; or (ii) deemed timely Filed under applicable law or by reason of an order of the Bankruptcy Court; and (b)(i) after the applicable deadlines for Filing an objection to the Claim in accordance with
Section VII.O of the Plan has passed, the Debtors, Reorganized Debtors, or any other party in interest entitled to do so has not Filed an objection or any such objection is withdrawn following the expiration of such applicable deadline(s); (ii) the Claim is allowed (but only to the extent allowed) by a Final Order; or (iii) the Claim is a Class 3 Claim that is listed on the Allowed Claims List as of the Effective Date or any supplement to the Allowed Claims List Filed by the Debtors (with the prior written consent of Magten) after the Effective Date. Prior to the time that an objection has been or may be timely Filed, for the pur-poses of the Plan, a Claim shall be considered an Allowed Claim if (a) the Claim has been Scheduled; (b) the amount of the Claim specified in any Filed proof of Claim equals or is less than the amount of the Claim Scheduled by a Debtor as other than disputed, contingent or unliquidated; (c) the priority of the Claim specified in any Filed proof of Claim is of an equal or more junior priority than the priority of the Claim Scheduled by a Debtor; and
(d) the Claim has not been Scheduled as disputed, contingent or unliquidated or as being in the amount of $0.00. Terms such as "ALLOWED PRIORITY TAX CLAIM" or "ALLOWED SECURED CLAIM" mean, by way of example, an Allowed Claim that is also a Priority Tax Claim or Secured Claim, respectively.

          3. "ALLOWED CLAIMS LIST" means the list, which the Debtors shall File (with the prior written consent of Magten) on or prior to the Effective Date, as supplemented by the Debtors thereafter (with the prior written consent of Magten), of all Class 3 Claims to which the Debtors will not File objections and which will be deemed Allowed as of the Effective Date. After the Effective Date, the Debtors may File (with the prior written consent of Magten) supplements to the Allowed Claims List identifying Class 3 Claims that will be deemed Allowed as of the Filing of such supplements. The Allowed Claims List shall not include any Claim as to which an objection is Filed by an entity other than the Debtors prior to the Effective Date (unless such objection has been properly withdrawn).

          4. "ALLOWED EQUITY INTEREST" means (a) an Equity Interest in DHA as reflected in the official records of the stock




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


transfer agent as of the Confirmation Date, (b) DHA's 100 percent
Equity Interest in TRB, HII or HII-New York or (c) HII's 100 percent Equity Interest in DHAH, Briggs or Draymore.

          5. "BANKRUPTCY CODE" means title 11 of the United States Code, as the same was in effect on the Petition Date, as amended from time to time.

          6. "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of New York or, in the event such court ceases to or does not exercise jurisdiction over the Reorganization Cases, such other court or adjunct thereof that exercises jurisdiction over the Reorganization Cases.

          7. "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, the Local Rules of the United States District Court for the Southern District of New York, the Local Bankruptcy Rules of the United States Bankruptcy Court for the Southern District of New York, and the guidelines and requirements of the Office of the United States Trustee for the Southern District of New York, as the same may from time to time be in effect and applicable to the Reorganization Cases and proceedings therein.

          8. "BAR DATE ORDER" means the "Order (1) Establishing Procedures and Deadlines for Filing Proofs of Claims and Interests; (2) Establishing Sanctions for Failure to Comply Therewith; and (3) Approving Form and Scope of Notice Thereof" entered by the Bankruptcy Court on September __, 1997, as may be subsequently amended, modified, or supplemented.




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


          9.   "BRIGGS" means R.A. Briggs and Company, an Illinois corporation.

          10. "CASH" means lawful currency of the United States and equivalents thereof, including, but not limited to, bank deposits, wire transfers, checks, and other similar items.

          11. "CIGNA" means CIGNA Mezzanine Partners II, L.P., Connecticut General Life Insurance Company, Connecticut General Life Insurance Company, on behalf of one or more separate accounts, and Life Insurance Company of North America, collectively.

          12. "CLAIM" means a claim as such term is defined in section 101(5) and construed in section 102(2) of the Bankruptcy Code, as supplemented by the Bar Date Order.

          13. "CLASS" means one of the classes of Claims or Equity Interests established under Article III of the Plan pursuant to section 1122 of the Bankruptcy Code.

          14.  "CONFIRMATION" means the entry of the Confirmation Order.

          15.  "CONFIRMATION DATE" means the date of Confirmation.

          16. "CONFIRMATION HEARING" means the hearing to be held by the Bankruptcy Court to consider confirming the Plan.

          17. "CONFIRMATION ORDER" means the order of the Bankruptcy Court confirming the Plan.

          18.  "CONGRESS" means Congress Financial Corporation.

          19. "CONGRESS CREDIT AGREEMENT" means that certain Credit Agreement entered into between those Debtors party thereto




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


and Congress and dated as of November 12, 1996, as amended from time to time prior to the Petition Date in accordance with the terms thereof and following the Petition Date, as amended with the approval of the Bankruptcy Court with the prior written consent of Magten.


          20. "CONGRESS FINANCING ORDER" means (i) that certain interim order in the form of Exhibit Q hereto from and after the date such order is entered by the Bankruptcy Court until the date that the final order in respect thereof becomes a Final Order and (ii) such final order from and after the date such order becomes a Final Order.

          21. "CREDITORS' COMMITTEE" means the Official Unsecured Creditors' Committee in the Reorganization Cases, as and if appointed by the Office of the United States Trustee.

          22. "DATE OF ASSESSMENT" of an Allowed Priority Tax Claim means (a) if the governmental unit holding such Allowed Priority Tax Claim assessed such Claim prior to the Petition Date, the date of such assessment, or (b) otherwise, the Effective Date.

          23. "DEBTORS" means DHA, TRB, HII, HII-New York, DHAH, Briggs and Draymore, the debtors in the Reorganization Cases.

          24. "DEBTORS in Possession" means the Debtors, when acting in the capacity of representatives of the Estates in the Reorganization Cases.

          25. "DHA" means Decorative Home Accents, Inc., a Delaware corporation.




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


          26. "DHA CHARTER" means the Certificate of Incorporation for Reorganized DHA, substantially in the form of Exhibit A hereto.

          27. "DHA BYLAWS" means the bylaws of Reorganized DHA substantially in the form of Exhibit B hereto.

          28.  "DHAH" means DHA Home, Inc., a Delaware corporation.

          29. "DISBURSING AGENT" means any qualified Person that is designated under the Plan, the Confirmation Order, or by the Debtors or the Reorganized Debtors (including, if appropriate, Reorganized DHA), with the prior written consent of Magten, to disburse property pursuant to the Plan.

          30. "DISCLOSURE STATEMENT" means the "Disclosure Statement to Accompany Debtors' Plan of Reorganization Dated September 29, 1997" (and all annexes attached thereto or referenced therein) which relates to the Plan and is approved pursuant to section 1125 of the Bankruptcy Code in an order entered by the Bankruptcy Court, as such Disclosure Statement may be amended, modified, or supplemented.

          31. "DISPUTED CLAIM" or "DISPUTED EQUITY INTEREST" means a Claim or Equity Interest, respectively, as to which a proof of Claim or Equity Interest has been Filed or deemed Filed and that is not an Allowed Claim or Allowed Equity Interest.

          32. "DISPUTED CLAIMS RESERVE" means the property that may be reserved by the Disbursing Agent for the benefit of holders of Disputed Claims pursuant to Article VIII of the Plan.




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          33.  "DRAYMORE" means Draymore Mfg. Corp., a North Carolina corporation.

          34. "EFFECTIVE DATE" means the date specified as the Effective Date of the Plan in Article VI.

          35. "EQUITY INTEREST" means any interest in an equity security as defined in section 101(16) of the Bankruptcy Code, including but not limited to, any interest evidenced by Existing Common Stock, Redeemable Preferred Stock, and any options, warrants, calls, subscriptions, or any other similar rights or other agreements or commitments, contractual or otherwise, obligating any Debtor to acquire, issue, transfer or sell any shares of Existing Common Stock or Redeemable Preferred Stock.

          36. "ESTATES" means the estates created in the Reorganization Cases by section 541 of the Bankruptcy Code.

          37. "EXCESS UNDERLYING SHARES" means collectively, the SN Excess Underlying Shares and the RPS Excess Underlying Shares.

          38. "EXISTING COMMON STOCK" means the common stock of DHA issued and outstanding prior to the Effective Date including, without limitation, the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Class E Common Stock and Class F Common Stock of DHA, and any and all rights incident thereto.

          39. "FILE" or "FILED" means file or filed with the Bankruptcy Court in the Reorganization Cases.

          40. "FINAL ORDER" means an order that is in effect and is not stayed and as to which (a) the time to appeal or petition for certiorari has expired and as to which no appeal, petition




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


for certiorari or other proceeding for reargument or rehearing shall then be pending, or (b) in the event that an appeal, writ of certiorari or reargument or rehearing thereof has been sought and is pending, such order of the Court shall have been affirmed by the highest court to which the order was appealed or certiorari, reargument or rehearing has been denied, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired.

          41.  "FUND V" means TCW Special Credits Fund V - The Principal Fund.

          42. "FUND V AGREEMENT" means the Agreement, dated as of September 26, 1997, by and between DHA and Fund V, a copy of which is attached hereto as Exhibit C, pursuant to which Fund V agreed to exercise all of the Rights and the RPS Oversubscription Options issued to it pursuant to the Plan and the Rights Plan.

          43.  "HII" means Home Innovations, Inc., a Delaware corporation.

          44. "HII-NEW YORK" means Home Innovations, Inc., a New York corporation.

          45. "INDENTURE" means the Indenture dated as of July 13, 1995 between Decorative Home Accents, Inc., as issuer, and Firstar Bank of Minnesota, N.A., as successor to American Bank National Association, as trustee, as amended and/or supplemented from time to time.

          46. "MAGTEN" means Magten Asset Management Corp. solely as agent for various of its investment advisory clients in their respective accounts at Magten.




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


          47. "MAGTEN AGREEMENT" means the Agreement, dated as of September 26, 1997, by and between DHA and certain entities listed on Schedule I thereto, a copy of which is attached hereto as Exhibit D, pursuant to which such entities agreed to exercise all of the Rights and the SN Oversubscription Options issued to them pursuant to the Plan and the Rights Plan.

          48. "NEW COMMON STOCK" means the common stock of Reorganized DHA par value $0.01 per share to be distributed pursuant to the Plan.

          49. "OVERSUBSCRIPTION OPTIONS" means collectively, the SN Oversubscription Options and the RPS Oversubscription Options.

          50.  "PETITION DATE" means September 29, 1997.

          51. "POST-PETITION SECURED LOAN AGREEMENT" means that certain Credit Agreement dated September 29, 1997, among the Term Lenders and the Debtors, as amended from time to time.

          52. "POST-PETITION CLOSING FEE" means the "Post-Petition Closing Fee" as defined in the Post-Petition Secured Loan Agreement.

          53. "PRE-PETITION CLOSING FEE" means the "Closing Fee" as defined in the "Pre-Petition Secured Term Loan Agreement.

          54. "PRE-PETITION SECURED TERM LOAN AGREEMENT" means that certain "Credit Agreement" dated May 23, 1997, among the Term Lenders, TRB, HII, DHAH and Briggs, as borrowers, and DHA, Draymore, and HII-New York, as guarantors, as amended from time to time.




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

          55. "PRIORITY TAX CLAIM" means a Claim by a governmental unit entitled to priority in payment pursuant to any provision of section 507(a)(8) of the Bankruptcy Code.

          56. "PROFESSIONAL PERSON" means a person retained or to be compensated pursuant to order of the Bankruptcy Court or under section 326, 327, 328, 330, 503(b)(2) or (4), 1103, or 1107(b) of the Bankruptcy Code.

          57. "PRO RATA" means proportionately so that the ratio of the amount of consideration distributed on account of a particular Allowed Claim or Allowed Equity Interest at a particular time to the amount of the Allowed Claim or Allowed Equity Interest is the same as the ratio such Allowed Claim or Allowed Equity Interest bears to the total amount of all Allowed Claims and Allowed Equity Interests of the Class in which the particular Allowed Claim or Allowed Equity Interest is included (including all Disputed Claims and Disputed Equity Interests of that Class until disallowed).

          58. "REDEEMABLE PREFERRED STOCK" means the Redeemable Preferred Stock issued by DHA and outstanding on the Petition Date.

          59. "REGISTRATION RIGHTS AGREEMENT" means the agreement, substantially in the form of Exhibit E hereto, by and among the Debtors and certain entities listed on Annexes A and B thereto with respect to, among other things the registration pursuant to the Securities Act of 1933 of the New Common Stock (including the shares of New Common Stock to be issued upon the exercise of the Series A Warrants and the Series B Warrants).




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


          60. "REORGANIZATION CASES" means the above-captioned cases pending in the Bankruptcy Court under chapter 11 of the Bankruptcy Code for the Debtors.

          61. "REORGANIZED DEBTORS" means the Debtors on and after the Effective Date.

          62.  "REORGANIZED DHA" means DHA on and after the Effective Date.

          63.  "REQUIRED PARTIES" means Magten, Fund V and Cigna.

          64. "RIGHTS" means the rights granted to certain parties under the Rights Plan, and distributed pursuant to the Plan, to purchase up to 3,333,333 shares of New Common Stock.

          65.  "RIGHTS EXERCISE PRICE" means $6.00 per share of New Common
Stock.

          66. "RIGHTS EXPIRATION DATE" means the date which is forty-five (45) days after the Rights Issue Date.

          67. "RIGHTS ISSUE DATE" means the day the Confirmation Order becomes a Final Order.

          68. "RIGHTS PLAN" means the document governing the terms and conditions of the offering of the Rights, substantially in the form of Exhibit F hereto.

          69. "RIGHTS SHARES" means the shares of New Common Stock to be issued by DHA upon exercise of the Rights and the Oversubscription Options.

          70. "RPS EXCESS UNDERLYING SHARES" means the shares of New Common Stock represented by the Rights issued to the holders of Redeemable Preferred Stock that remain unexercised immediately following the Rights Expiration Date.




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

          71. "RPS OVERSUBSCRIPTION OPTIONS" means the options of holders of Redeemable Preferred Stock to subscribe for and purchase, with respect to each Right issued to such holders pursuant to this Plan and the Rights Plan, at the Exercise Price, one RPS Excess Underlying Share, subject to the terms and conditions of the Rights Plan.

          72. "SCHEDULED" means set forth in the Schedules of Assets and Liabilities.

          73. "SCHEDULES OF ASSETS AND LIABILITIES" means the Schedules of Assets and Liabilities Filed by each of the Debtors, as the same have been or may be amended from time to time prior to the Effective Date.

          74. "SECURED CLAIM" means a Claim other than an Administrative Claim or Priority Tax Claim, plus any allowable interest thereon from the Petition Date until the Effective Date at a rate determined under Bankruptcy Code section 506(b) and any fees or charges that are allowable under Bankruptcy Code section 506(b), that is secured by a lien on property in which the Estates have an interest or that is subject to setoff under Bankruptcy Code section 553. Notwithstanding the preceding sentence, in the absence of a proper and timely election under Bankruptcy Code section 1111(b)(2) with respect to the Plan by the Class including such Secured Claim, which election shall not have been revoked by such Class within 20 days following a material modification of this Plan with respect to such Class, a Claim shall be a Secured Claim only to the extent of the lesser of (a) the amount of the Claim that is an Allowed Claim or
(b) the value of
the claimholder's interest in the Estates' interest in such property or to the extent of the amount subject to setoff, as applicable, as determined under section 506(a) of the Bankruptcy Code.

          75. "SECURED CONGRESS CLAIM" means the Claims of Congress arising under the Congress Credit Agreement, which Claims shall be deemed for all purposes hereunder to be Allowed Administrative Claims pursuant to this Plan in the aggregate amount of $37,000,000, plus accrued and unpaid interest as of the Effective Date and all other amounts (including, without limitation, expenses) arising and due thereunder through and including the Effective Date.

          76. "SECURED TERM LOAN CLAIMS" means the Claims of the Term Lenders arising under the Pre-Petition Secured Term Loan Agreement, the Post-Petition Secured Loan Agreement and/or the Term Lender Financing Order, which claims shall be deemed for all purposes hereunder to be Allowed Administrative Claims pursuant to this Plan in the aggregate amount of $20,945,347, plus accrued and unpaid interest as of the Effective Date, the Term Lender Closing Fees if they are payable and all other amounts (including, without limitation, fees and expenses of the Term Lenders' outside counsel, Fried, Frank, Harris, Shriver & Jacobson, and financial advisor, Ernst & Young LLP, payable thereunder) arising and due thereunder through and including the Effective Date.

          77. "SENIOR NOTES" means the 13% Senior Notes issued pursuant to the Indenture and which are outstanding on the Peti-tion Date having a principal amount of $118,100,000 plus accrued and unpaid interest through the Petition Date of $11,753,531.

          78. "SENIOR NOTE CLAIMS" means the claims of the holders of Senior Notes under the Indenture and the Senior Notes (including, without limitation, claims based upon the guaranties of the Senior Notes by TRB, HII, HII-New York, DHAH, Briggs and Draymore), which claims shall be deemed for all purposes hereunder to be Allowed Claims pursuant to this Plan in the aggregate amount of $129,853,531.

          79. "SERIES A WARRANTS" means the warrants to purchase 833,333 shares of New Common Stock at a price of $15.00 per share which shall be exercisable commencing on the Effective Date and ending on the fifth anniversary of the Effective Date and which shall have such other terms and conditions, not inconsistent with the foregoing as shall be set forth in the Series A Warrant Agreement.

          80. "SERIES A WARRANT AGREEMENT" means the document governing the terms and conditions of the Series A Warrants, substantially in the form of Exhibit G hereto.

          81. "SERIES B WARRANTS" means the warrants to purchase 277,777 shares of New Common Stock at a price of $25.00 per share which shall be exercisable commencing on the Effective Date and ending on the fifth anniversary of the Effective Date and which shall have such other terms and conditions as shall be set forth in the Series B Warrant Agreement.

          82. "SERIES B WARRANT AGREEMENT" means the document governing the terms and conditions of the Series B Warrants, substantially in the form of Exhibit H hereto.

          83. "SN EXCESS UNDERLYING SHARES" means the shares of New Common Stock represented by the Rights issued to the holders of Senior Notes that remain unexercised immediately following the Rights Expiration Date.

          84. "SN OVERSUBSCRIPTION OPTIONS" means the options of holders of Senior Notes to subscribe for and purchase, with respect to each Right issued to such holders pursuant to this Plan and the Rights Plan, at the Exercise Price, one SN Excess Underlying Share, subject to the terms and conditions of the Rights Plan.

          85. "STOCK INCENTIVE PLAN" means the stock option or other plan, substantially in the form attached hereto as Exhibit I, providing for the grant of options to purchase up to ten percent (10%) of the New Common Stock (on a fully diluted basis) to (a) the non-employee directors of the Reorganized Debtors and (b) those members of management of the Reorganized Debtors as approved by the non-management members of the board of directors of Reorganized DHA.

          86. "STOCKHOLDERS' AGREEMENT" means the agreement, substantially in the form of Exhibit J hereto, among the entities listed on Schedule I thereto, Fund V and Cigna governing certain of their rights and obligations as shareholders of Reorganized DHA.

        87. "TERM LENDERS" means the lenders party to the Secured Term Loan Agreement.

        88. "TERM LENDER CLOSING FEES" means collectively the Pre-Petition Closing Fee and the Post-Petition Closing Fee.

        89. "TERM LENDER FiNANCING ORDER" means (i) that certain interim order in the form of Exhibit R hereto from and after the date such order is entered by the Bankruptcy Court until the date that the final order in respect thereof becomes a Final Order and (ii) such final order from and after the date such order becomes a Final Order.

        90. "TRB" means The Rug Barn, Inc., a South Carolina corporation.

        91. "UNSECURED CLAIM" means a Claim against Debtors that is not an Administrative Claim, Priority Tax Claim or Secured Claim.

     B. INTERPRETATION, RULES OF CONSTRUCTION,
        COMPUTATION Of TIME, AND CHOICE OF LAW.

        1. The contents of the Plan shall control over the contents of the Disclosure Statement. The provisions of the Confirmation Order shall control over the contents of the Plan.

        2. Any term used in the Plan that is not otherwise defined in the Plan, either in this Article II (Definitions) or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning assigned to that term in (and shall be construed in accordance with the rules of construction under) the Bankruptcy Code or the Bankruptcy Rules. Without limiting the foregoing, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply. The definitions and rules of construction contained herein shall also apply to the Disclosure Statement and to the Exhibits to the Plan except to the extent expressly so stated in the Disclosure Statement or in each particular Exhibit to the Plan.

        3. The words "herein", "hereof", "hereto", "hereunder", and others of similar import refer to the Plan as a whole and not to any particular Article, Section, Subsection, or Clause contained in the Plan.

        4. Unless specified otherwise in a particular reference, all references in the Plan to Articles, Sections, Subsections, Clauses, and Exhibits are references to Articles, Sections, Subsections, Clauses, and Exhibits of or to the Plan.

        5. Any reference in the Plan to a contract, document, instrument, release, bylaw, certificate, exhibit, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions.

        6. Any reference in the Plan to an existing document or exhibit means such document or exhibit, as it may have been amended, restated, modified, or supplemented as of the Effective Date.

        7. Captions and headings to Articles, Sections, Subsections, and Clauses in the Plan are inserted for convenience of reference only and shall neither constitute a part of the Plan nor in any way affect the interpretation of the provisions hereof.

        8. Whenever from the context it is appropriate, each term stated in either the singular or the plural shall include both the singular and the plural.

        9. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

        10. Whenever a distribution of property is required to be made on a particular date, the distribution shall be made on such date or as soon as practicable thereafter.

        11. All exhibits to the Plan are incorporated into the Plan, and shall be deemed to be included in the Plan, regardless of when they are Filed.

        12. Subject to the provisions of any contract, certificate, bylaws, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules.

                                     III.

                            DESIGNATION OF CLASSES
                        OF CLAIMS AND EQUITY INTERESTS

        The following is a designation of the Classes of Claims and Equity Interests under the Plan. Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes in accordance with section 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in a different Class to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such different Class.

     A. SECURED CLAIMS.

        Class 1A: Class 1A consists of the Allowed Secured Claims of Macpherson Meistergram, Inc. secured by equipment purchased by the Debtors from Macpherson Meistergram, Inc.

        Class 1B: Class 1B consists of all Secured Claims against any of the Debtors other than the Allowed Secured Claims in Class 1A or Allowed Secured Claims entitled to treatment as Administrative Claims hereunder. Each Secured Claim in Class 1B shall be considered to be in its own separate sub-Class within Class 1B.

     B. CERTAIN PRIORITY UNSECURED CLAIMS.

        Class 2: Class 2 consists of all Unsecured Claims against the Debtors that are specified as having priority in section 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code.

     C. UNSECURED OR PARTIALLY SECURED CLAIMS
        WITHOUT PRIORITY.

        Class 3: Class 3 consists of all Unsecured Claims against the Debtors, other than Allowed Claims in Class 4, that are not entitled to priority under section 507(a) of the Bankruptcy Code and that are not classified in any other Class.

        Class 4:  Class 4 consists of all Allowed Senior Note Claims.

     D. EQUITY INTERESTS AND RELATED RIGHTS.

        Class 5A: Class 5A consists of all Equity Interests consisting of the Redeemable Preferred Stock.

        Class 5B: Class 5B consists of all Equity Interests consisting of the Existing Common Stock.

        Class 5C:  Class 5C consists of all Equity Interests in TRB.

        Class 5D:  Class 5D consists of all Equity Interests in HII.

        Class 5E:  Class 5E consists of all Equity Interests in HHI-New York.

        Class 5F:  Class 5F consists of all Equity Interests in DHAH.

        Class 5G:  Class 5G consists of all Equity Interests in Briggs.

        Class 5H:  Class 5H consists of all Equity Interests in Draymore.

        Class 5I: Class 5I consists of all Equity Interests in DHA consisting of or related to options, warrants, calls, subscriptions or any other entitlement, contractual or otherwise, to acquire Existing Common Stock or Redeemable Preferred Stock.

                                      IV.

                              TREATMENT OF CLASSES
                           OF CLAIMS, INTERESTS, AND
                        UNCLASSIFIED CLAIMS OR INTERESTS

     A. UNCLASSIFIED CLAIMS.

        1.  ADMINISTRATIVE CLAIMS.

            a. GENERALLY.

        Except as provided otherwise in this Article IV of the Plan, each holder of an Allowed Administrative Claim (including, without limitation, the Allowed Secured Congress Claim, the Allowed Secured Term Loan Claims and the professionals' fees and expenses incurred by the Professional Persons and allowed in a Final Order of the Bankruptcy Court) shall be paid by the Reorganized Debtors on the later to occur of the Effective Date or the date the order allowing such Administrative Claim becomes a Final Order and shall receive, on account of, and in full satisfaction of such Allowed Administrative Claim, Cash equal to the amount thereof unless the holder agrees to less favorable treatment of such Allowed Administrative Claim. Without limiting the foregoing, all fees payable by the Debtors under section 1930 of title 28 of the United States Code that have not been paid prior to the Effective Date shall be paid by the Reorganized Debtors on the Effective Date.

        The Secured Congress Claim shall be deemed to be an Allowed secured Administrative Claim pursuant to the Plan in the aggregate amount of $37,000,000, plus accrued and unpaid interest as of the Effective Date and all other amounts (including, without limitation, expenses) owing and due under the Congress Credit

Agreement and/or the Congress Financing Order through and including the Effective Date.

        The Secured Term Loan Claims shall be deemed to be Allowed secured Administrative Claims pursuant to this Plan in the aggregate amount of $23,945,347, plus accrued and unpaid interest as of the Effective Date, the Term Lender Closing Fees if they are payable, and all other amounts (including, without limitation, expenses) owing and due under the Pre-Petition Secured Term Loan Agreement, the Post-Petition Secured Loan Agreement and/or the Term Lender Financing Order through and including the Effective Date. Notwithstanding anything to the contrary contained in the Plan, all security interests in and liens upon property of the Debtors granted to the Term Lenders pursuant to the Pre-Petition Secured Term Loan Agreement, the Post-Petition Secured Loan Agreement and/or the Term Lender Financing Order shall remain in full force and effect and shall continue to secure the payment of all of the Secured Term Loan Claims until satisfaction of the Secured Term Loan Claims is in accordance with the terms of the Plan.

           b. POST-PETITION DATE TRADE CLAIMS.
        Post-Petition Date trade Claims representing obligations incurred by the Debtors in the ordinary course of their business, consistent with past practice, shall be paid according to ordinary trade terms.

           c. ADMINISTRATIVE CLAIMS BAR DATE.
        Sixty days following the Effective Date shall be the last date by which Administrative Claims other than trade Claims arising in the ordinary course of business and Claims of Professional Persons for services rendered after the Petition Date and prior to the Confirmation Date, must be Filed. Any such Claim that is not Filed within 60 days after the Effective Date shall be barred and the holder shall not be entitled to any distribution on account of such Claim.

            d. ADMINISTRATIVE EXPENSES INCURRED
               AFTER CONFIRMATION DATE.

        Administrative Claims representing obligations incurred by the Debtors or Reorganized Debtors after Confirmation Date (including, without limitation, claims for professionals' fees and expenses) shall not be subject to application to the Bankruptcy Court and may be paid by the Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

        2.   TREATMENT OF PRIORITY TAX CLAIMS.

             a. The holder of an Allowed Priority Tax Claim shall not be entitled to receive any payment on account of post-Petition Date interest, or on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim (except to the extent allowable as a part of an Allowed Priority Tax Claim pursuant to section 507(a)(1) of the Bankruptcy Code). Any such Claim or demand for any such penalty shall be discharged by Confirmation of the Plan and section 1141(d)(1) of the Bankruptcy Code, and the holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such penalty from the Debtors, the Re-organized Debtors, their respective affiliates, or their directors or officers.


            b. Each holder of an Allowed Priority Tax Claim that has not been paid prior to the Effective Date shall receive deferred Cash payments over a period not exceeding six (6) years from the date of assessment of such Allowed Priority Tax Claim, in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, plus interest from the Effective Date on the unpaid portion thereof, without penalty of any kind, at the rate prescribed below. The payment of each such Allowed Priority Tax Claim shall be made in equal quarterly installments with the first installment due on the latest of: (i) the first business day following the end of the first full calendar quarter following the Effective Date, (ii) the first business day following the end of the first full calendar quarter following the date on which an order allowing such Priority Tax Claim becomes a Final Order, and (iii) such other time or times as may be agreed in writing between the applicable Reorganized Debtor, Magten, and the holder of such Allowed Priority Tax Claim. Each installment shall include simple interest on the unpaid balance of the Allowed Priority Tax Claim, without premium or penalty of any kind, at the non-penalty statutory rate of interest provided for such taxes under applicable nonbankruptcy law as of the Effective Date; provided, however, that the Reorganized Debtors reserve the right to pay or to prepay any Allowed Priority Tax Claim, or any remaining balance thereof, in full, at any time on or after the Effective Date, without premium or penalty.


        3.  TREATMENT OF INTERCOMPANY AND AFFILIATE
            CLAIMS.
        Claims of one or more Debtors against one or more other Debtors shall not be considered Allowed Claims under the Plan for any purpose. Additionally, notwithstanding any other provision contained in the Plan or otherwise to the contrary, no distribution shall be made on account of the Claim of any affiliate or insider of the Debtors except distribution to such entities on account of any Senior Notes, Existing Common Stock or Redeemable Preferred Stock held by such affiliate or insider. Such Claims may, at the discretion of the Debtors (with the prior written consent of Magten), be eliminated for all purposes by offset, dividend or contribution to capital.

        4.  TREATMENT OF JOINT LIABILITY DUPLICATE
            CLAIMS AGAINST MULTIPLE DEBTORS (INCLUD-
            ING GUARANTEE CLAIMS).

        Any party that asserts Claims against two or more Debtors based on their joint liability (including any party who asserts Claims against one Debtor as primary obligor and against another Debtor based on such Debtor's guarantee of the primarily obligated Debtor's obligation to that party), will hold only one such Claim; and any duplicative Claims against any other Debtor based on that other Debtor's joint liability will be disallowed.

     B.  TREATMENT OF SECURED CLAIMS.

         1.  CLASS 1A (MACPHERSON MEISTERGRAM, INC.
             SECURED CLAIM).
         Class 1A is not impaired under the Plan. The holder of the Allowed Secured Claim in Class 1A shall, at the election of the Debtors with the prior written consent of Magten, receive one of the following treatments, except to the extent such holder agrees to a different treatment:

             a. payment in full, in Cash, and otherwise rendered unimpaired in accordance with section 1124 of the Bankruptcy Code; or

             b. (i)  any default other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code shall be cured, without recognition of any default rate of interest or other similar penalty or charge, and upon such cure, no default shall then exist with respect to the Allowed Secured Claim in Class 1A;

                (ii) the maturity of the Allowed Secured Claim in Class 1A shall be reinstated as the maturity existed before any default without recognition of any default rate of interest or other similar penalty or charge;

                (iii) the holder of the Allowed Secured Claim in Class 1A shall be compensated for actual damages incurred as a result of any reasonable reliance by the holder on any provision that entitled the holder to accelerate the maturity of the Allowed Secured Claim in Class 1A; and

              (iv) the legal, equitable, or contractual rights to which the Allowed Secured Claim in Class 1A entitles the holder shall not otherwise be altered.

         2.  CLASS 1B (OTHER SECURED CLAIMS).

         Class 1B is not impaired under the Plan. At the sole election of the Debtors (with the prior written consent of Magten) each holder of an Allowed Secured Claim in Class 1B, if any, shall receive one of the following, except to the extent such holder agrees to a different treatment:

              a. The collateral securing the Allowed Secured Claim in full and complete satisfaction of such Allowed Secured Claim; or

              b. (i) Any default other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code shall be cured, without recognition of any default rate of interest or other similar penalty or charge and upon such cure, no default shall then exist with respect to such Allowed Secured Claim; (ii) the maturity of the Allowed Secured Claim shall be reinstated as the maturity existed before any default without recognition of any default rate of interest or other similar penalty or charge; (iii) the holder of the Allowed Secured Claim shall be compensated for any actual damages incurred as a result of any reasonable reliance by the holder on any provision that entitled the holder to accelerate the maturity of the Allowed Secured

     Claim; and (iv) the legal, equitable, or contractual rights to which the Allowed Secured Claim entitles the holder shall not otherwise be altered.

           To the extent the Bankruptcy Court, or any other court of competent jurisdiction, determines, either before or after the Effective Date of the Plan, that any agreement in the form of a lease of real or personal property identified for assumption pursuant to Article V of the Plan is, in fact, a disguised secured transaction, the resulting secured indebtedness arising from such determination shall be treated in accordance with this Section, but only to the extent constituting a Secured Claim.

     C. TREATMENT OF CERTAIN PRIORITY UNSECURED CLAIMS.

        1. CLASS 2 (UNSECURED PRIORITY CLAIMS).
        Pursuant to section 1124(1) of the Bankruptcy Code, Class 2 is not impaired under the Plan, and each holder of an Allowed Claim in Class 2 is conclusively presumed to have voted to accept the Plan under section 1126(f) of the Bankruptcy Code. At the sole discretion of the Debtors or Reorganized Debtors, exercised with the prior written consent of Magten, all holders of Allowed Claims in Class 2 shall receive payment in full, in Cash, and shall otherwise be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code or shall retain unaltered their legal, equitable, and contractual rights with respect to such Allowed Claims.

     D. TREATMENT OF UNSECURED AND PARTIALLY SECURED
        CLAIMS.

        1. CLASS 3 (GENERAL UNSECURED CLAIMS).
        Pursuant to section 1124(2) of the Bankruptcy Code, Class 3 is not impaired under the Plan and the holders of the Allowed Claims in Class 3 are conclusively presumed to have voted to accept the Plan under section 1126(f) of the Bankruptcy Code. Except as otherwise agreed in writing between the holder of an Allowed Claim in Class 3 and the Debtors (or the Reorganized Debtors), with the prior written consent of Magten, each holder of an Allowed Claim in Class 3 shall at the sole option of the Debtors exercised with the prior written consent of Magten receive one of the following treatments in respect of its Allowed Claims:

             a. payment in full, in Cash, and otherwise rendered unimpaired in accordance with section 1124 of the Bankruptcy Code; or

             b. (i)  any default other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code shall be cured, without recognition of any default rate of interest or other similar penalty or charge, and upon such cure, no default shall then exist with respect to the Allowed Claim;

                (ii) the maturity of the Allowed Claim shall be reinstated as the maturity existed before any default without recognition of any default rate of interest or other similar penalty or charge;

             (iii) the holder of the Allowed Claim shall be compensated for actual damages incurred as a result of any reasonable reliance by the holder on any provision that entitled the holder to accelerate the maturity of the Allowed Claim; and

             (iv) the legal, equitable, or contractual rights to which the Allowed Claim entitles the holder shall not otherwise be altered.

        2.  CLASS 4 (SENIOR NOTE CLAIMS):
        Class 4 is impaired under the Plan. On the Effective Date, the holders of the Allowed Claims in Class 4 shall receive a Pro Rata distribution of each of the following:

           (a) 9,250,000 shares of New Common Stock, to be issued on the Effective Date;

           (b) 62.5% of the Rights issued under the Rights Plan, all of which shall be issued on the Rights Issue Date and exercisable on or prior to the Rights Expiration Date, with the shares of New Common Stock underlying those Rights exercised to be paid for in Cash at the Rights Exercise Price and issued on the Effective Date, all in accordance with the terms and conditions of the Rights Plan; and

           (c) the SN Oversubscription Options issued under the Rights Plan, all of which shall be issued on the Rights Issue Date and exercisable on or prior to the Rights Expiration Date, with the shares of New Common Stock underlying those SN Oversubscription Options exercised to be paid for in Cash at the Rights Exercise Price and issued on the Ef-fective Date, all in accordance with the terms and conditions of the Rights Plan.

           The Senior Note Claims shall be deemed Allowed pursuant to the Plan in the aggregate amount of $129,853,531. The indenture trustee for the Senior Notes may file a proof of claim with respect to the Claims in Class 4 but is not required to file such proof of claim in order for the Senior Note Claims to be Allowed pursuant to the Plan. Any other Claims filed with respect to Class 4 shall be disallowed as duplicative of the Claim filed by the indenture trustee for the Senior Notes but only to the extent such Claim is in fact filed by such indenture trustee.

     E.  TREATMENT OF EQUITY INTERESTS AND CERTAIN
         RIGHTS RELATED THERETO.

         1.  CLASS 5A (INTERESTS BASED ON THE REDEEM-
             ABLE PREFERRED STOCK.)

         Class 5A is impaired under the Plan. Each holder of Class 5A Equity Interests shall receive a Pro Rata distribution of the following in respect of its Allowed Equity Interests in Class 5A:

             a. 750,000 shares of New Common Stock, to be issued on the Effective Date;

             b. 37.5% of the Rights, all of which shall be issued on the Rights Issue Date and exercisable on or prior to the Rights Expiration Date, with the shares of New Common Stock underlying those Rights exercised to be paid for in Cash at the Rights Exercise Price and issued on the Effec-tive Date, all in accordance with the terms and conditions of the Rights Plan;

             c. the RPS Oversubscription Options issued under the Rights Plan, all of which shall be issued on the Rights Issue Date and exercisable on or prior to the Rights Expiration Date, with the shares of New Common Stock underlying those RPS Oversubscription Options exercised to be paid for in Cash at the Rights Exercise Price and issued on the Effective Date, all in accordance with the terms and conditions of the Rights Plan.

             d. 100% of the Series A Warrants, to be issued on the Effective
        Date.

           On the Effective Date, the Equity Interests represented by the Redeemable Preferred Stock shall be deemed canceled and the shares of Redeemable Preferred Stock shall thereafter represent only the right of the holder to receive the appropriate number of shares of New Common Stock, Rights, RPS Oversubscription Options and Series A Warrants pursuant to the Plan.

           2.  CLASS 5B (INTERESTS OF THE EXISTING
               COMMON STOCK):

           Class 5B is impaired under the Plan. On the Effective Date, the holders of the Equity Interests in Class 5B shall receive a Pro Rata distribution of the Series B Warrants (based upon the number of shares of Existing Common Stock outstanding on the Petition Date, without regard to the liquidation preferences of the different classes of Existing Common Stock). On the Effective Date, the Equity Interests of the Existing Common Stock shall be deemed canceled and the shares of Existing Common Stock shall represent only the right to receive the Series B Warrants pursuant to the Plan.

        3.  CLASS 5C (EQUITY INTERESTS IN TRB):

        Pursuant to section 1124(1) of the Bankruptcy Code, Class 5C is not impaired under the Plan. The holder of the Equity Interests in Class 5C shall retain its legal, equitable and contractual rights unaltered by the Plan. The holder of the Equity Interests in Class 5C is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and therefore shall not be entitled to vote on the Plan.

        4.  CLASS 5D (EQUITY INTERESTS IN HII):

        Pursuant to section 1124(1) of the Bankruptcy Code, Class 5D is not impaired under the Plan. The holder of the Equity Interests in Class 5D shall retain its legal, equitable and contractual rights unaltered by the Plan. The holder of the Equity Interests in Class 5D is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and therefore shall not be entitled to vote on the Plan.

        5.  CLASS 5E (EQUITY INTERESTS IN
            HII-NEW YORK):

        Pursuant to section 1124(1) of the Bankruptcy Code, Class 5E is not impaired under the Plan. The holder of the Equity Interests in Class 5E shall retain its legal, equitable and contractual rights unaltered by the Plan. The holder of the Equity Interests in Class 5E is conclusively deemed to have ac-cepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and therefore shall not be entitled to vote on the Plan.

        6.  CLASS 5F (EQUITY INTERESTS IN DHAH):
        Pursuant to section 1124(1) of the Bankruptcy Code, Class 5F is not impaired under the Plan. The holder of the Equity Interests in Class 5F shall retain its legal, equitable and contractual rights unaltered by the Plan. The holder of the Equity Interests in Class 5F is conclusively deemed to have ac-cepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and therefore shall not be entitled to vote on the Plan.

        7.  CLASS 5G (EQUITY INTERESTS IN BRIGGS):
        Pursuant to section 1124(1) of the Bankruptcy Code, Class 5G is not impaired under the Plan. The holder of the Equity Interests in Class 5G shall retain its legal, equitable and contractual rights unaltered by the Plan. The holder of the Equity Interests in Class 5G is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and therefore shall not be entitled to vote on the Plan.

        8.  CLASS 5H (EQUITY INTERESTS IN DRAYMORE).
        Pursuant to section 1124(1) of the Bankruptcy Code, Class 5H is not impaired under the Plan. The holder of the Equity Interests in Class 5H shall retain its legal, equitable and contractual rights unaltered by the Plan. The holder of the Equity Interests in Class 5H is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and therefore shall not be entitled to vote on the Plan.

        9.  CLASS 5I (EQUITY INTERESTS BASED UPON
            OPTIONS, WARRANTS, ETC.).
        Class 5I is impaired under the Plan. The holders of Equity Interests in Class 5I shall receive no distribution under the Plan and the Class 5I Equity Interests shall be terminated and cancelled on the Effective Date. Class 5I shall be deemed to have voted to reject the Plan.

                                      V.

                       TREATMENT OF EXECUTORY CONTRACTS
                             AND UNEXPIRED LEASES

        A.  ASSUMPTION OF EXECUTORY CONTRACTS
            AND UNEXPIRED LEASES.

            1. ASSUMPTION GENERALLY.

            Except as otherwise provided in the Plan or in any order of the Bankruptcy Court, subject to the occurrence of the Effective Date, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, all executory contracts, settlement agreements, and unexpired leases not listed on the schedule of Rejected Contracts attached as Exhibit K hereto, and which is not the subject of a motion to reject as of Confirmation, and is not rejected under
Section V.B hereof, are assumed, subject to the same rights that the Debtors or the Reorganized Debtors held or hold at, on, or after the Petition Date to modify or terminate such agreements under applicable nonbankruptcy law. Each contract and lease assumed under this Section shall be assumed only to the extent, if any, that it constitutes an executory contract or unexpired lease, and nothing contained herein shall constitute an admission by the Debtors or the Reorganized Debtors that such contract or lease is an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors have any liability thereunder. To the extent the Bankruptcy Court, or any other court of competent jurisdiction, determines, either before, on, or after the Effective Date, that any agreement in the form of a lease of real or personal property identified for assumption in this
Article V of the Plan, is, in fact, a disguised secured transaction, the resulting secured indebtedness arising from such determination shall be treated in accordance with Subsection IV.B.2 of the Plan. Each executory contract and unexpired lease assumed pursuant to this Article V by any Debtor in Possession shall revest in and be fully enforceable by such Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law.

        2.  APPROVAL OF ASSUMPTIONS.

        Subject to the occurrence of the Effective Date, the Confirmation Order (except as otherwise provided therein) shall constitute an order of the Bankruptcy Court approving the assumptions, revestments and, to the extent not subject to dispute as set forth in Section V.A.4 hereof, the "cure" amounts described in this Article V and the Cure Amount Schedule attached hereto as Exhibit L pursuant to section 365 of the Bankruptcy Code effective as of the Effective Date.

         3.  OBJECTIONS TO ASSUMPTION OF EXECUTORY
             CONTRACTS AND UNEXPIRED LEASES.

                a. If any party objecting to the Debtors' proposed assumption of an executory contract or unexpired lease based on a lack of adequate assurance of future performance or on any ground other than the adequacy of the "cure" amount set forth in the Cure Amount Schedule, shall file and serve a written objection to the assumption of such contract or lease within the same deadline and in the same manner established for filing objections to Confirmation. Failure to file an objection within the time period set forth above shall constitute consent to the assumption and revestment of those contracts and leases, including an acknowledgment that the proposed assumption provides adequate assurance of future performance.

                b. If any party files an objection to assumption based on any ground other than the adequacy of the "cure" amount set forth in Exhibit
L hereto, and the Bankruptcy Court ultimately determines that the Debtors in Possession cannot assume the executory contract or lease or that the Debtors cannot provide adequate assurance of future performance as proposed or in any modified proposal submitted by the Debtors or the Reorganized Debtor, then the unexpired lease or executory contract shall automatically thereupon be deemed to have been included on the schedule of Rejected Contracts and shall be rejected pursuant to Section V.B hereof.

           4. OBJECTIONS TO PROPOSED "CURE" AMOUNTS.

                a. The Debtors believe that any executory contract of the Debtors that is not listed on the schedule of Rejected Contracts or in the Cure Amount Schedule may be assumed by the Debtors in Possession without the payment of any monetary cure amount. Any party to an executory contract or unexpired lease to be assumed that asserts arrearages or damages pursuant to section 365(b)(1) of the Bankruptcy Code that exceeds the amount set forth in the Cure Amount Schedule, or which is not listed therein and pertains to an executory contract not listed in the schedule of Rejected Contracts must file and serve an objection to the proposed cure amount within the same deadline and in the same manner established for filing objections to Confirmation. Failure to assert arrearages different from the amount set forth on Exhibit L hereto or which pertains to an executory contract not listed in the schedule of Rejected Contracts or the Cure Amount Schedule within the time period set forth above shall constitute consent to the cure amount set forth in Exhibit L hereto or to the Debtors' position that no cure amount must be paid and an acknowledgment that the amount identified for "cure" on the Cure Amount Schedule is the only amount necessary to cover any and all outstanding defaults under the respective executory contract or unexpired lease to be assumed and an acknowledgment that no other defaults exist under said contract or lease.

                b. To the extent that any objections to the amounts set forth in the Cure Amount Schedule are timely filed and served and such objections are not resolved between the Debt-ors and the objecting parties, the Bankruptcy Court shall resolve such disputes at a hearing to be held at a date to be determined by the Bankruptcy Court at the Confirmation Hearing. The resolution of such disputes shall not affect the Debtors' assumption of the contracts or leases that are subject of such a dispute, but rather shall affect only the "cure" amount the Debtors must pay in order to assume such contract or lease. Notwithstanding the immediately preceding sentence, if the Debtors in their sole discretion (with the prior written consent of Magten) determine that the amount asserted to be the necessary "cure" amount would, if ordered by the Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtors may, prior to or at the Confirmation Hearing, elect to (1) reject the contract or lease pursuant to Section V.B hereof, or (2) request an expedited hearing on the resolution of the "cure" dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to Section V.B hereof pending the outcome of such dispute.

                5.  PAYMENTS RELATED TO ASSUMPTION OF
                    EXECUTORY CONTRACTS AnD UNEXPIRED
                    LEASES.

                If not the subject of dispute pursuant to Section V.A.4 hereof as of Confirmation, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied by the Debtors, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the amount set forth in the Cure Amount Schedule or such other amount as ordered by the Bank-ruptcy Court or agreed upon by the Debtors in Cash within 60 days following the Effective Date or on such other terms as agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute pursuant to
Section V.A.4, payment of the amount otherwise payable hereunder shall be made following entry of a Final Order or agreement by the Debtors or the Reorganized Debtors and the party to the contract or lease.

           B.  EXECUTORY CONTRACTS AND UNEXPIRED LEASES
               TO BE REJECTED.

               1. Effective as of, and subject to the occurrence of, the Effective Date, the executory contracts and unexpired leases listed on the schedule of Rejected Contracts, attached as Exhibit K hereto, shall be rejected as of the Effective Date. The Debtors may amend Exhibit K at any time prior to the final Confirmation Hearing (with the prior written consent of Magten) by filing such amendment with the Bankruptcy Court and serving it on parties directly affected by the amendment. Listing a contract or lease by category above or on the schedule of Rejected Contracts shall not constitute an admission by the Debtors or the Reorganized Debtors that such contract or lease, including related agreements, is an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors have any liability thereunder.

               2. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections on the Confirmation Date, pursuant to section 365 of the Bankruptcy Code, effective as of the Effective Date. Any party to an executory con-tract or unexpired lease identified for rejection as provided herein may, within the same deadline and in the same manner established for filing objections to Confirmation, file any objection thereto. Failure to file any such objection within the time period set forth above shall constitute consent and agreement to the rejection.

        C.  BAR DATE FOR REJECTION DAMAGES.

            If the rejection of an executory contract or unexpired lease pursuant to Section V.B above gives rise to a Claim by the other party or parties to such contract or lease, such Claim, to the extent that it is timely Filed and is a Secured Claim, shall be classified in Class 1B, and to the extent that it is timely Filed and is an Unsecured Claim, shall be classified in Class 3; provided, however, that in either event any Claim arising from the rejection shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their affiliates, their successors, estates, or their properties, unless a proof of claim is Filed and served on the Debtors or the Reorganized Debtors within thirty (30) days after the earlier of (a) the date of the entry of the first order of the Bankruptcy Court rejecting the executory contract or unexpired lease, or (b) the Confirmation Date.

        D.  CONTRACTS ENTERED INTO ON OR AFTER
            THE PETITION DATE.

            On the Effective Date, all contracts, leases, and other agreements entered into by the Debtors in Possession on or after the Petition Date, which agreements have not been terminated in accordance with their terms on or before the Confirmation Date shall revest in and remain in full force and effect as against the Reorganized Debtors.

                                     VI.

                                EFFECTIVE DATE

     A.     OCCURRENCE OF THE EFFECTIVE DATE.

            The Effective Date shall occur on the second business day after which all of the following conditions have been satisfied (or such later date as agreed upon in writing between the Debtors and Magten):

            1. The Confirmation Order has become a Final Order;

            2. The registration of the New Common Stock under the Securities Exchange Act of 1934, as amended, has become effective and DHA shall have filed a "shelf" registration statement with respect to the New Common Stock (including the Rights Shares), and the shares of New Common Stock to be issued upon exercise of the Series A Warrants and the Series B Warrants;

            3. Sufficient net Cash proceeds shall have been received by the Reorganized Debtors from the exercise of the Rights and/or
     Oversubscription Options to enable the Reorganized Debtors to pay in full in Cash all amounts due under the Pre-Petition Secured Term Loan Agreement on the Effective Date;

        4. The Reorganized Debtors shall have executed an agreement for a secured working capital facility on terms and conditions reasonably satisfactory to Magten;

        5. The Reorganized Debtors shall have received proceeds of not less than the aggregate amount of all obligations under the Post-Petition Secured Loan Agreement outstanding as of the Effective Date and up to $7.5 million under a secured term loan facility providing for a term loan on the terms and conditions set forth in Exhibit S or on such other terms and conditions acceptable to Magten in its sole discretion;

        6. The DHA Charter (and the Certificates of Incorporation filed with the Bankruptcy Court prior to the Confirmation Hearing with respect to the Reorganized Debtors other than DHA) shall have been filed with the Secretary of State of the State of each such entity's incorporation in accordance with such State's corporation laws;

        7. All members of the boards of directors of each of the Debtors shall have resigned;

        8. All authorizations, consents and regulatory approvals required, if any, in connection with the Plan's effectiveness shall have been obtained;

        9. As of the Effective Date, the aggregate prepetition Claims against the Reorganized Debtors, including all Allowed Claims and Disputed Claims (but excluding Claims under the Senior Notes, and any Claims for which a bar date has not been set by the Bankruptcy Court), does not exceed $20,000,000; and

        10. The Debtors shall have received approval from the Required Parties or their counsel for any modifications to any documents attached as a form to the Plan.

     B. WAIVER OF CONDITIONS.

        With the prior written consent of Magten, the Debtors may waive, by a writing signed by an authorized representative and subsequently Filed, one or more of the conditions precedent to the Effective Date.

     C. FAILURE OF THE EFFECTIVE DATE.

        If each of the conditions to the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is more than 120 days after the date the Bankruptcy Court enters the Confirmation Order, or by such later date as is agreed upon between the Debtors and Magten, then the Plan shall automatically be deemed to be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in any of the Debtors or (b) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, any of the Debtors.

                                     VII.

                             MEANS FOR EXECUTION
                        AND IMPLEMENTATION OF THE PLAN

     A. ISSUANCE AND EXERCISE OF RIGHTS.

        1. On the Confirmation Date, the board of directors of DHA shall be deemed to have approved the Rights Plan and its implementation. On the Right Issue Date, the Rights and the Oversubscription Options shall be issued to the holders of Allowed Claims in Classes 4 and 5A in the amounts specified in
Article IV.D.2 and IV.E.1 hereof. On or before the Rights Expiration Date, any holder of the Rights or Oversubscription Options that desires to exercise the Rights or Oversubscription Options, as applicable, shall follow the procedure for exercise of the Rights and/or Oversubscription Options contained in section VIII of the Rights Plan.

        2. On or before the Rights Expiration Date each holder that has exercised the Rights and/or Oversubscription Options held by such holder shall deliver Cash to the rights agent under the Rights Plan in an amount sufficient to exercise in full all of the Rights and Oversubscription Options exercised by such holder in accordance with the terms of the Rights Plan.

     B. ISSUANCE OF NEW SECURITIES.

        The issuance of the New Common Stock, Rights, Oversubscription Options and Warrants by DHA or Reorganized DHA, as the case may be, and the reservation by DHA or Reorganized DHA of 833,333 shares of New Common Stock in respect of the Series A Warrants, 277,777 shares of New Common Stock in respect of the

Series B Warrants and 1,444,444 shares of New Common Stock in respect of the shares to be issued under the Stock Incentive Plan is hereby authorized without the need for any further corporate action.

     C.  CANCELLATION OF EXISTING SECURITIES AND
         AGREEMENTS.

         On the Effective Date, the Senior Notes, the Existing Common Stock, the Redeemable Preferred Stock, the certificates of designations for the Existing Common Stock and the Redeemable Preferred Stock, and any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating any Debtor to issue, transfer, or sell any shares of Existing Common Stock or Redeemable Preferred Stock, or any other capital stock of any Debtor shall be cancelled. Except for purposes of effectuating the distributions under the Plan, on the Effective Date, the Indenture shall be cancelled.

     D.  SURRENDER OF EXISTING SECURITIES.

         As a condition to receiving any distribution under the Plan, each holder of a promissory note, share certificate, or other instrument evidencing a Claim or Equity Interest must surrender such promissory note, share certificate or other instrument to Reorganized DHA or its designee.
Reorganized DHA appoints the indenture trustee under the Indenture as its designee to receive the Senior Notes. Any holder of a Claim or Equity Interest that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably sat-isfactory to Reorganized DHA and furnish a bond in form, substance, and amount reasonably satisfactory to Reorganized DHA before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such holder's Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, shall be deemed to have forfeited all rights, Claims, and/or Equity Interests and may not participate in any distribution under the Plan.


     E. RETIREE BENEFITS.

        After the Effective Date, the payment of retiree benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to section 1114 of the Bankruptcy Code, shall continue for the duration of the period that the applicable Debtor has obligated itself to provide such benefits.

     F. MANAGEMENT EMPLOYMENT AGREEMENTS.

        All employment, severance, and retention bonus agreements between any Debtor and Murphy L. Fontenot, Jay N. Baker and David M. Tracy shall be amended and restated in full as of the Effective Date in the forms of Exhibits M through O hereto, respectively, and as of the Effective Date are hereby assumed as amended. Such amended and restated agreements supercede all employment, severance, and retention bonus agreements between any Debtor and such individuals in effect prior to the Effective Date. On the Effective Date, all Claims of such individuals against any Debtor under their prepetition employment, severance, and retention bonus agreements will be governed by, and completely satisfied in accordance with, the terms and conditions of their new employment agreements in the forms of Exhibits M through O hereto. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions pursuant to subsection 365(a) of the Bankruptcy Code, subject to the occurrence of the Effective Date.

     G. EMPLOYEE BENEFIT PLANS.

        Subject to the occurrence of the Effective Date, all employee benefit plans, policies and programs of the Debtors and the Debtor's obligations thereunder, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged. Employee benefit plans, policies, and programs shall include, without limitation, all savings plans, retirement pension plans, health care plans, disability plans, severance benefits plans, life, accidental death and dismemberment insurance plans (to the extent not executory contracts assumed under the Plan), but shall exclude all employee equity or equity-based incentive plans.

     H. STOCK INCENTIVE PLAN.

        The solicitation of votes on the Plan shall be deemed a solicitation of the holders of New Common Stock for approval of the Stock Incentive Plan.
Entry of the Confirmation Order shall constitute such approval and the Confirmation Order shall so provide. Grants under the Stock Incentive Plan shall not be effective until after the Effective Date. In accordance therewith, on the Effective Date, Reorganized DHA shall reserve approximately 1,444,444 shares of the New Common Stock for issuance to non-employee directors of Reorganized DHA and salaried key employees of Reorganized DHA and its subsidiaries pursuant to benefits in the form of stock options, stock appreciation rights, stock awards, performance awards, and stock units that may be granted by the compensation committee comprised of disinterested members of Reorganized DHA's Board of Directors.
All employee equity or equity-based incentive plans for the Debtors in existence as of the Petition Date (other than the Stock Incentive Plan) shall be terminated as of the Effective Date.

     I.  LISTING OF NEW COMMON STOCK; REGISTRATION OF
         SECURITIES.

         Reorganized DHA shall use its best efforts to (i) maintain its status as a reporting company under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and cause, on the Effective Date, the shares of New Common Stock issued hereunder to be listed on a national securities exchange or, as to the New Common Stock, quoted in the national market system of the National Association of Securities Dealers' Automated Quotation System, (ii) in accordance with the terms of the Registration Rights Agreement, file and have declared effective as soon as possible thereafter, on or prior to the Effective Date, a registration statement or registration statements under the Securities Act of 1933, as amended (the "Securities Act"), for the offering on a continuous or delayed basis in the future of the shares of New Common Stock
(the "Shelf Registration"), (iii) cause to be filed with the Securities and Exchange Commission on or prior to the Effective Date a registration statement on Form 10 under the Exchange Act with respect to the New Common Stock, (iv) keep the Shelf Registration effective for a three-year period, and (v) supplement or make amendments to the Shelf Registration, if required under the Securities Act or by the rules or regulations promulgated thereunder or in accordance with the terms of the Registration Rights
Agreement, and have such supplements and amendments declared effective as soon as practicable after filing. In addition, on the Effective Date, Reorganized DHA shall enter into the Registration Rights Agreement in the form of Exhibit E hereto.

     J.  NEW CERTIFICATES OF INCORPORATION AND BYLAWS.

         On the Effective Date or as soon thereafter as is practicable, Reorganized DHA shall file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law, the DHA Charter and such certificate shall be the certificate of incorporation for Reorganized DHA. The DHA Charter provides, among other things, for the authorization of 30,000,000 share of New Common Stock and a prohibition on the issuance of nonvoting equity securities. The DHA Bylaws provides, among other things, that the Board of Directors of Reorganized DHA shall initially consist of nine members and, on the Effective Date, the DHA Bylaws shall become the bylaws of Reorganized DHA. The Debtors shall file with the Bankruptcy Court prior to the Confirmation Hearing the certificate of incorporation and bylaws for each Reorganized Debtor other than Reorganized DHA. On the Effective Date or as soon thereafter as is practicable, each Reorganized Debtor shall file its certificate of incorporation and bylaws with the Secretary of State of such entity's State of incorporation in accordance with such State's corporation law.

     K.  REVESTING OF ASSETS.

         Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, all property of the Estates shall revest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, and other interests of any person; and the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and compromise or settle any Claims or Equity Interests without supervision or approval by the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. From and after the Effective Date, the Reorganized Debtors may use, acquire, and dispose of property without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, except as expressly provided by the Plan, agreements entered into in connection therewith, or the Confirmation Order.

     L.  MANAGEMENT OF REORGANIZED DEBTORS.

         The Board of Directors of Reorganized DHA as of the Effective Date shall consist of the nine members listed on Exhibit P hereto. A list of the members of the boards of directors for the Reorganized Debtors other than Reorganized DHA shall be Filed prior to the Confirmation Hearing.

     M. EXEMPTION FROM CERTAIN TRANSFER TAXES.

        Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer, shall not be subject to any stamp tax, real estate transfer tax, or similar tax. Transfers under the Plan that are exempt from taxation pursuant to section 1146(c) of the Bankruptcy Code include, but are not limited to, the issuance, transfer, assignment, or exchange of New Common Stock, the Rights Shares, Series A Warrants, Series B Warrants, Rights and Oversubscription Options; the creation of any mortgage, deed of trust, lien or other security interest; the making, revestment, or assignment of any lease or sublease; and the transfer of property or the making, revestment, or delivery of any deed or other instrument or transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, pledges, mortgages, deeds of trust, or assignments executed in connection with the Plan, agreements entered into in connection therewith, or the Confirmation Order.

     N. APPLICABILITY OF SECTIONS 1125 AND 1145 OF THE
        BANKRUPTCY CODE TO NEW COMMON STOCK AND OTHER
        SECURITIES ISSUED UNDER THE PLAN.

        Each of the Debtors have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and each of the Debtors, Magten and each of the Term Lenders (and each of their respective affiliates, agents, directors, officers, employees, members, advisors and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under the Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

        In reliance upon the exemption provided pursuant to section 1145 of the Bankruptcy Code, the New Common Stock, the Series A Warrants, the Series B Warrants, the Rights, the Rights Shares and the Oversubscription Options to be issued on the Effective Date as provided in the Plan generally will be exempt from the registration requirements of the Securities Act of 1933, and state and local securities laws. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act of 1933, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

     O. OBJECTIONS TO CLAIMS.

        All objections to Claims shall be Filed and served on the holders of such Claims by the later of: (a) 180 days after the Effective Date, or (b) 180 days after the particular proof of

Claim has been Filed, except as extended by an agreement between the claimant and the Reorganized Debtors, or by order of the Bankruptcy Court on a motion filed by the Reorganized Debtors, with notice of such motion to be served on the Office of the United States Trustee and those holders of Disputed Claims directly affected by the motion. If an objection to a proof of claim that relates to a Disputed Claim has not been Filed by the objection bar dates established in this Section VII.O, the Claim to which the proof of claim relates shall be treated as an Allowed Claim for purposes of distribution under the Plan.

     P. DISCHARGE OF DEBTORS AND INJUNCTION.

        Except as otherwise provided in the Plan, subject to applicable case law and constitutional principles, and conditioned on the occurrence of the Effective Date, the rights afforded in the Plan and the treatment of all Claims herein shall be in exchange for, and in complete satisfaction, discharge, and release of, all Claims, including without limitation, all Administrative
Claims, Secured Claims, Priority Tax Claims, other priority Claims, and Unsecured Claims, including any interest accrued on such Claims, whether before or after the Petition Date, against the Debtors, the Debtors' Estates, the Debtors in Possession and the Reorganized Debtors, or any of their respective assets or properties, and shall terminate all Equity Interests of any nature whatsoever in DHA. Except as otherwise provided in the Plan, (1) on the Effective Date, all substantive rights or obligations of the Debtors under any Equity Interests in DHA shall be terminated, and the Debtors shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims that arose before the Confirmation Date, including without limitation all Administrative Claims, Secured Claims, Priority Tax Claims, other priority Claims, and Unsecured Claims, including any interest accrued on such Claims before and after the Petition Date against the Debtors and the Debtors in Possession, or any of their assets or properties, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy
Code, in each case whether or not: (a) a proof of Claim or proof of Equity Interest based on such Claim, Administrative Claim, or Equity Interest is Filed or deemed Filed pursuant to sections 501 or 1111(a) of the Bankruptcy Code, (b) a Claim, Administrative Claim, or Equity Interest is allowed or deemed allowed pursuant to the Bankruptcy Code, or (c) the holder of a Claim, Administrative Claim, or Equity Interest has voted to accept the Plan; and (2) all entities shall be enjoined permanently by section 524 of the Bankruptcy Code from asserting against the Reorganized Debtors, its successors, or its assets or properties, any other or further Claims, Administrative Claims, or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date, and such discharge shall void any judgment against the Debtors or the Reorganized Debtors at any time obtained to the extent that it relates to a Claim, Administrative Claim, or Equity Interest discharged or terminated. Notwithstanding the foregoing, any contingent Claims by all current and former directors or officers of the Debtors for reimbursement, indemnity or contribution arising from their service as a director or officer of the Debtors in the absence of gross negligence, unlawful conduct or willful misconduct shall not be discharged by the Plan.

     Except as otherwise provided in the Plan and subject to applicable case law and constitutional principles, on and after the Effective Date, all entities who have held, currently hold, or may hold a Claim, Administrative Claim, or Equity Interest discharged or terminated pursuant to the terms of the Plan are enjoined permanently by section 524 of the Bankruptcy Code from taking any of the following actions on account of any such discharged Claim or terminated Equity Interest: (1) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtors, their successors, or their assets or properties; (2) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors, the Reorganized Debtors, their successors, or their assets or properties; (3) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors, their successors, or their assets or properties; (4) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due to the Debtors, the Reorganized Debtors, their successors, or their assets or properties; and (5) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any person violating such injunction may be liable for actual damages, in-cluding costs and attorneys' fees and, in appropriate circumstances, punitive damages.

     The provisions of this Plan shall be binding upon and govern the acts of all entities including, without limitation, all holders of Claims, Administrative Claims, and Equity Interests, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other entities who may be required by operation of law, the duties of their office, or contract to accept, file, register, or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the assets of the Debtors, the Debtors' Estates, or the Reorganized Debtors.

     Q. PRESERVATION OF RIGHTS OF ACTION.

        Except as provided herein or in any other contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall be revested with, shall retain and may enforce any claims, rights, or causes of action, including rights or causes of action arising under the Bankruptcy Code, that the Debtors or their Estates may hold against any person. The Reorganized Debtors or their successors may pursue such retained claims, rights, or causes of action, as appropriate, in accordance with the best interests of the Reor-ganized Debtors or their successors holding such rights of action.

     R. LIMITATION OF LIABILITY.

        The Debtors, the Reorganized Debtors, Congress, Magten, the Term Lenders, Cigna, and Fund V, and their respective officers, directors, employees, trustees, members, affiliates and agents (including any Professional Entities employed by one or more of them), shall have no liability to any holder of an Administrative Claim, Claim or Equity Interest, or any other person, for any act taken or omission made with respect to the Debtors prior to the Petition Date or in connection with, related to, or arising out of, the formulation, implementation, confirmation, or consummation of the Plan, the Disclosure Statement, or any other contract, instrument, release, agreement or document created in connection with the Plan, the pursuit of approval of the Disclosure Statement or the solicitation of votes for or confirmation of the Plan, or the administration of the Debtors' cases, the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     S. MAINTENANCE OF DIRECTORS' AND OFFICERS LIABILITY
        INSURANCE

        For a period of not less than two years following the Effective Date, Reorganized DHA shall maintain directors and officers liability insurance with coverage comparable to the direc-tors and officers liability insurance in effect on the Petition Date; provided, that in the event the yearly premium for such insurance is in excess of $93,750, Reorganized DHA shall be obligated only to purchase such insurance as is available for a yearly premium of $93,750.

     T. ALLOCATION OF CONSIDERATION

        The aggregate consideration to be distributed to the holders of Allowed Claims in each class under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders and any remaining consideration as satisfying accrued by unpaid interest, if any, with respect to such Allowed Claim.

                                    VIII.

                                 DISTRIBUTION

     A. GENERAL.

        1. DISBURSING AGENTS.

        Entities approved by the Debtors or the Reorganized Debtors, such as a stock transfer agent for the New Common Stock, a subscription agent under the Rights Plan or other entity for the distribution of other property, shall act as Disbursing Agents under the Plan. Any such Disbursing Agent may, with the prior approval of the Reorganized Debtors, employ or contract with other entities to assist in or to perform the distribution required. Each Disbursing Agent shall serve without bond, except as required by the Reorganized Debtors, and each third party hired as a Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors, on terms acceptable to the Reorganized Debtors.

        2. TRANSMITTAL OF DISTRIBUTIONS TO PARTIES
           ENTITLED THERETO.

        Except in the case of the Allowed Secured Congress Claim, the Allowed Secured Term Loan Claims, Allowed Claims in Class 4, the Redeemable Preferred Stock or as otherwise provided in the Plan or as agreed to in writing by the Debtors and the applicable distributee prior to the Effective Date, any property to be distributed on account of an Allowed Claim, Allowed Administrative Claim, or Allowed Equity Interest shall be distributed by mail as follows: (a) except in the case of the holder of a share of stock for which there is a stock transfer agent, to (i) the latest mailing address Filed of record for the party entitled thereto or to a holder of a power of attorney designated by the holder of the Allowed Claim, Allowed Administrative Claim, allowed reclamation Claim or Allowed Equity Interest to receive such distributions, or (ii) if no such mailing address has been so Filed, the mailing address reflected on the Schedules of Assets and Liabilities or in Reorganized Debtor's books and records; or (b) in the case of the holder of a share of stock for which there is a stock transfer agent, in accordance with the terms of any agreements governing distributions with respect to such share of stock, to the latest mailing address maintained of record by the pertinent stock transfer agent, or, if no mailing address is maintained of record, to the pertinent stock transfer agent. All distributions, if permitted to be mailed, shall be deemed made upon placing such distribution in the United States mail, postage prepaid. Cash distributions to the holders of the Allowed Secured Congress Claim and the Allowed Secured Term Loan Claims shall be made by wire transfer in accordance with instructions to be provided by such holders, on or immediately following the Effective Date. Distributions of shares of New Common Stock to holders of Allowed Claims in Class 4 shall be made to the indenture trustee under the Indenture who shall then distribute such shares to the holders of Allowed Claims in Class 4 at the addresses last known to such indenture trustee. Distributions of New Common Stock and Warrants to the holders of Allowed Equity Interests in Classes 5A and 5B shall be made by mail as set forth above or such other method as agreed upon between the holders of such Allowed Equity Interests and the Debtors or Reorganized DHA.

        3.   NO FRACTIONAL SHARES.

        Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock, Rights, Oversubscription Options, or Warrants shall be distributed. With regard to the initial and all subsequent distributions of New Common Stock, Rights, Oversubscription Options, or Warrants, all Allowed Claims or Allowed Equity Interests of a holder in a particular Class shall be aggregated and treated as one Allowed Claim or Allowed Equity Interest for purposes of distribution. If any cal-culated distribution on account of such Allowed Claim or Allowed Equity Interest would otherwise result in the distribution of a number of shares of New Common Stock, Rights, Oversubscription Options, or Warrants that is not a whole number, then the actual distribution of shares of such stock or such warrants shall be rounded to the nearest whole number unless such rounding results in a Class of Allowed Claims or Allowed Equity Interests receiving more than the aggregate number of shares of New Common Stock, Rights, Oversubscription Options, or Warrants allotted for distribution to that Class. In such a case, the actual distribution of shares of New Common Stock, Rights, Oversubscription Options, and Warrants shall be rounded so that the total amount of shares of New Common Stock, Rights, Oversubscription Options, or Warrants distributed to the Class will be no more than the amount allotted for distribution in that Class. Holders of Allowed Claims or Allowed Equity Interests that would be entitled to fractional shares of New Common Stock or to fractional Rights, Oversubscription Options, or Warrants but for this provision shall receive no consideration therefor because such amount would be de minimis.


        4. TIMING OF DISTRIBUTIONS.

        Except as otherwise provided herein, distributions of property to be made under the Plan on account of an Allowed Claim or Allowed Equity Interest will occur on or as soon as practicable after the later of (a) the date on which the Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest and (b) the Effective Date.

        5. COMPLIANCE WITH TAX REQUIREMENTS.

        In connection with the Plan, to the extent applicable, each Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such applicable withholding and reporting requirements.

        The Disbursing Agent may withhold the distribution due to any holder of an Allowed Claim or Allowed Equity Interest until such time as such holder provides the necessary information to comply with any withholding requirements of any governmental unit, or provides to the Disbursing Agent the Cash necessary to comply with any applicable withholding requirements. Any property so withheld will then be paid by the Disbursing Agent to the appropriate taxing authority.

        6. NO DISTRIBUTIONS ON ACCOUNT OF DISPUTED
           CLAIMS PENDING ALLOWANCE.

        Notwithstanding any other provision of the Plan, no payments or distributions shall be made on account of a Disputed Claim unless and until the Disputed Claim has become an Allowed Claim by way of (a) a Final Order allowing the Claim, to the extent Allowed, (b) listing of the Claim in a Filed supplement to the Allowed Claims List following (i) settlement of the Claim between the Debtors and the holder of the Claim (after notice to any Creditors' Committee and an opportunity to be heard) or (ii) determination by the Debtors that the objection should not be pursued, (c) lapse of the time within which an objection to the Claim could be Filed without any such objection being Filed, or (d) withdrawal of an objection to the Claim by the Debtors after the deadline for objecting to such Claim, as set forth in Section VII.O, has passed.


        7. TREATMENT OF CONTINGENT CLAIMS.

        No reserve shall be established for any contingent Claim unless a Final Order requires such reserve. If a contingent Claim becomes fixed and absolute, to the extent the Claim may be Allowed, the holder of such contingent Claim shall receive only distributions to which it may be entitled pursuant to section 502(j) of the Bankruptcy Code. In the event a contingent Claim is entitled to distributions pursuant to section 502(j) of the Bankruptcy Code, such Claim shall receive a Pro Rata distribution in the proportion it bears to all other Allowed Claims of the same Class.

        B. UNDELIVERABLE DISTRIBUTIONS.

           1. HOLDING AND INVESTMENT OF UNDELIVERABLE
              DISTRIBUTIONS.

           If any distribution is returned to the Reorganized Debtors or a Disbursing Agent as undeliverable, no further distributions shall be made to the holder of the Allowed Claim or Allowed Equity Interest on account of which such distribution was made unless and until the Reorganized Debtors or the Disbursing Agent, as the case may be, is notified in writing of such holder's then-current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtors or the Disbursing Agent, as the case may be, until such time as a distribution becomes deliverable. Undeliverable New Common Stock, War-rants for the purchase of New Common Stock, and Cash shall be held in trust for the benefit of the potential claimants of such securities or Cash in an amount sufficient to fund the unclaimed amounts of such securities or Cash, and shall be accounted for separately.

        2. FAILURE TO CLAIM UNDELIVERABLE
           DISTRIBUTIONS.

        The Allowed Claim or Allowed Equity Interest of any holder that does not present a demand for an undeliverable distribution within the later of (i) two
(2) years from the Confirmation Date or (ii) six months after such Claim or Equity Interest was Allowed, shall be discharged; and the holder thereof shall be forever barred from asserting any such entitlement against the Disbursing Agent, the Debtors, the Reorganized Debtors, or their assets or properties. In such cases: (a) any Cash held for distribution on account of such Allowed
Claim and any interest earned thereon shall be property of the Reorganized Debtors, free of any restrictions thereon; and (b) any New Common Stock or Warrants held for issuance on account of such Allowed Claim or Allowed Equity Interest shall be canceled. To the extent that such undeliverable Cash or New Common Stock is held by a Disbursing Agent, it shall return such Cash or securities to the Reorganized Debtors. Any securities returned pursuant to this provision shall be canceled. Except as provided in Article VIII.A.2, nothing contained in the Plan shall require the Reorganized Debtors or the Disbursing Agent to attempt to locate any holder of an Allowed Claim or Allowed Equity Interest, other than to mail distributions to the Allowed Claim holder's or Equity Interest holder's last known address as provided in Section VIII.A.2.

     C. ESTIMATION OF UNLIQUIDATED AND DISPUTED CLAIMS.

        1. As to any unliquidated Disputed Claim, including Claims based upon rejection of executory contracts or leases, or other Disputed Claims, the Bankruptcy Court, on motion by the Debtors, may estimate as provided herein the likely maximum amount of the Disputed Claims. In addition, the Bankruptcy Court, on motion by the Debtors and noticed to the holders of such Claims to be estimated, may determine an amount sufficient to reserve for such Claim. All such amounts shall be held by the Disbursing Agent in the Disputed Claims Reserve.

        2. An estimation may be made for purposes of both allowance and voting. A person whose Claim is estimated shall not have any recourse against the holders of New Common Stock, holders of Existing Common Stock, any person receiving a distribution under the Plan, or any assets distributed on account of any Allowed Claims or Equity Interests, even if such person's Claim, as finally Allowed, exceeds the maximum estimated amount thereof. THUS, THE BANKRUPTCY COURT'S ESTIMATION FOR THE PURPOSE OF DISTRIBUTION ON ACCOUNT OF A DISPUTED CLAIM OR GROUP OF DISPUTED CLAIMS WILL LIMIT THE DISTRIBUTION TO BE MADE THEREON, REGARDLESS OF THE AMOUNT FINALLY DETERMINED TO BE DUE ON ACCOUNT OF SUCH DISPUTED CLAIM(S).

                                     IX.

                             CONFIRMATION REQUEST

        The Debtors reserve the right to request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code if an impaired Class of Claims or Equity Interests votes to reject the Plan. If an impaired Class of Claims or Equity Interests votes to reject the Plan, the Plan may not be confirmed unless the requirements of section 1129(b) of the Bankruptcy Code are satisfied, as determined by the Bankruptcy Court at the Confirmation Hearing.


                                      X.

                          RETENTION OF JURISDICTION

     A. RETAINED JURISDICTION.

        Following Confirmation, except as provided below, the Bankruptcy Court may retain such jurisdiction as is legally permissible after Confirmation, including, without limitation, for the following purposes:

        1. To determine the allowability, classification, or priority of Claims and Equity Interests upon objection by the Reorganized Debtors or any other party in interest entitled to raise such objection;

        2. To construe and to take any action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, issue such orders as may be necessary for the implementation, execution, performance, and consummation of the Plan and all matters referred to herein, and determine all matters that may be pending before the Bankruptcy Court in the Reorganization Cases on or before the Effective Date with respect to any person;

        3. To protect the property of the Estates revesting in the Reorganized Debtors from Claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property based upon the terms and provisions of this Plan, or to determine the Reorganized Debtors' exclusive ownership of claims and causes of action revested or retained under the Plan;

        4. To determine any and all applications for allowance of compensation and expense reimbursement of Professional Entities for periods on or before the Confirmation Date;

        5.   To determine any other request for payment of Administrative
Claims;

        6. To resolve any dispute regarding the implementation, execution, consummation, or interpretation of the Plan;

        7. To determine motions for the rejection, assumption, or assignment of executory contracts or unexpired leases, and to determine the allowance of any Claims resulting from the rejection of executory contracts and unexpired leases;

        8. To determine all applications, motions, adversary proceedings, contested matters, and any other litigated matters instituted prior to the closing of these cases;

        9. To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order;

        10. To modify the Plan under section 1127 of the Bankruptcy Code, to remedy any defect or omission in the Plan, or to reconcile any inconsistency in the Plan so as to carry out its intent and purposes;

        11. To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any person;

        12. To issue such orders in aid of consummation of the Plan and the Confirmation Order, notwithstanding any otherwise applicable nonbankruptcy law, with respect to any person, to the full extent authorized by the Bankruptcy Code; and

        13. To resolve any dispute regarding the adequacy of disclosure regarding any securities issued under the Plan.

     B. JURISDICTION OVER THE NEW SECURITIES.

        Notwithstanding the jurisdiction retained in Section X.A. hereof, from and after the Effective Date, the Bankruptcy Court shall not have the power to issue any order which modifies or impairs the rights of the holders of the New Common Stock.


                                     XI.

                           MISCELLANEOUS PROVISIONS

     A. AMENDMENT AND MODIFICATION OF THE PLAN.

        The Plan may be amended or modified before the Effective Date only by the Debtors with the prior written consent of the Required Parties or, following the Effective Date, only by the Reorganized Debtors with the prior written consent of the Re-quired Parties, and only to the extent provided in section 1127 of the Bankruptcy Code.


     B. WITHDRAWAL OR REVOCATION OF THE PLAN.

        The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation of the Plan never occurs, then the Plan shall be null and void. Until the Plan is confirmed and the Effective Date occurs, nothing contained herein shall: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors; or (2) prejudice in any manner the rights of Debtors in any proceedings.

     C. SECTION 1111(b)(2) ELECTION.

        An election pursuant to section 1111(b)(2) of the Bankruptcy Code may be made, at the election of a class of Secured Claims, for purposes of this Plan only, without affecting the rights of such class to make an election with respect to any other plan of reorganization Filed or to be Filed in the Reorganization Cases. A class of Secured Claims that makes an election pursuant to section 1111(b)(2) for purposes of this Plan may revoke such election at any time during the 20 days immediately following the Filing with the Bankruptcy Court of any amendments to the Plan that materially alter the rights of such class, as determined by the Bankruptcy Court. Notice of any revocation permitted herein shall be Filed with the Bankruptcy Court and served on the Debtors, any Creditors' Committee and Magten during the time specified herein.

     D. CREDITORS' COMMITTEE.

        On the Effective Date, any Creditors' Committee shall be dissolved and thereafter shall have no further participation in the Reorganization Cases.

     E. SUCCESSORS AND ASSIGNS.

        The rights, benefits, and obligations of any person named or referred to in the Plan shall be binding on, and shall inure to the benefit of and be binding on, the heirs, executors, administrators, successors, or assigns of such person.

     F. SEVERABILITY OF PROVISIONS OF THE PLAN.

        The provisions of this Plan shall not be severable unless such severance is agreed to in writing by the Debtors or the Reorganized Debtors and Magten and such severance constitutes a permissible modification of the Plan pursuant to section 1127 of the Bankruptcy Code.


                                           DECORATIVE HOME ACCENTS, INC.,
                                           a Delaware Corporation, Debtor



Dated: September __, 1997                  By /s/ Jay N. Baker
                                              ---------------------------------
                                                 Jay N. Baker, Chief Financial
                                                 Officer

                                  THE RUG BARN, INC.,
                                  a South Carolina Corporation,
                                  Debtor


Dated: September __, 1997         By  /s/ Jay N. Baker
                                     -----------------------------------------
                                      Jay N. Baker, Vice-President



                                  HOME INNOVATIONS, INC., a Delaware
                                  Corporation, Debtor



Dated: September __, 1997         By  /s/ Jay N. Baker
                                     -----------------------------------------
                                      Jay N. Baker, Vice-President



                                  HOME INNOVATIONS, INC., a New York
                                  Corporation, Debtor



Dated: September __, 1997         By  /s/ Jay N. Baker
                                     -----------------------------------------
                                      Jay N. Baker, Vice-President



                                  DHA HOME, INC., a Delaware Corpora-
                                  tion, Debtor



Dated: September __, 1997         By  /s/ Jay N. Baker
                                     -----------------------------------------
                                      Jay N. Baker, Vice-President

                                  R.A. BRIGGS AND COMPANY., an
                                  Illinois Corporation, Debtor


Dated: September __, 1997         By /s/ Jay N. Baker
                                     ----------------------------------------
                                      Jay N. Baker, Vice-President



                                  DRAYMORE MFG. CORP., a North
                                  Carolina corporation


Dated: September __, 1997         By /s/ Jay N. Baker
                                     ----------------------------------------
                                      Jay N. Baker, Vice-President


Submitted by:

/s/ Michael A. Morris
----------------------------------------
MICHAEL A. MORRIS, a Member of
STUTMAN, TREISTER & GLATT
PROFESSIONAL CORPORATION
Reorganization Counsel for Debtors